                                   EXHIBIT (d)(1)


                               AGREEMENT OF MERGER


                                      AMONG


                          CROWLEY MARITIME CORPORATION,


                            SHILOH ACQUISITION, INC.


                                       and


                          MARINE TRANSPORT CORPORATION


                          Dated as of December 20, 2000

                                TABLE OF CONTENTS


                                    ARTICLE I
                                    THE OFFER

SECTION 1.01.      The Offer.................................................................1
SECTION 1.02.      Company Actions...........................................................3
SECTION 1.03.      Shareholder Lists.........................................................5
SECTION 1.04.      Directors.................................................................5

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01.      The Merger................................................................6
SECTION 2.02.      Consummation of the Merger................................................7
SECTION 2.03.      Effects of the Merger.....................................................7
SECTION 2.04.      Certificate of Incorporation and Bylaws...................................7
SECTION 2.05.      Directors and Officers....................................................7
SECTION 2.06.      Conversion of Shares......................................................7
SECTION 2.07.      Conversion of Common Stock of Purchaser...................................8
SECTION 2.08.      Shareholders' Meeting.....................................................8
SECTION 2.09.      Merger Without Meeting of Shareholders....................................8
SECTION 2.10.      Withholding Taxes.........................................................8

                                   ARTICLE III
                 DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 3.01.      Dissenting Shares.........................................................9
SECTION 3.02.      Payment for Shares........................................................9
SECTION 3.03.      Closing of the Company's Transfer Books..................................11
SECTION 3.04.      Existing Stock Options and Restricted Stock..............................11

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.      Organization and Qualification...........................................12
SECTION 4.02.      Capitalization...........................................................13
SECTION 4.03.      Authority for this Agreement; Requisite Vote.............................14
SECTION 4.04.      Consents and Approvals; No Violation.....................................15
SECTION 4.05.      Reports; Financial Statements............................................15
SECTION 4.06.      Absence of Certain Changes...............................................16
SECTION 4.07.      Books and Records........................................................18
SECTION 4.08.      Title to Properties; Encumbrances........................................18
SECTION 4.09.      Real Property............................................................19

SECTION 4.10.      Leases of Ships, Ship Charters and Management and Operating
                   Agreements...............................................................20
SECTION 4.11.      Schedule 14D-9; Offer Documents and Proxy Statement......................20
SECTION 4.12.      Brokers..................................................................21
SECTION 4.13.      Employee Benefit Matters.................................................21
SECTION 4.14.      Litigation, etc..........................................................26
SECTION 4.15.      Tax Matters..............................................................26
SECTION 4.16.      Compliance with Law; No Default..........................................28
SECTION 4.17.      Environmental Matters....................................................28
SECTION 4.18.      Intellectual Property....................................................30
SECTION 4.19.      Insurance................................................................30
SECTION 4.20.      Material Contracts.......................................................31
SECTION 4.21.      Related Party Transactions...............................................32
SECTION 4.22.      Condition of Assets......................................................32
SECTION 4.23.      Vessels..................................................................32
SECTION 4.24.      Business Combination Statute Inapplicable................................33
SECTION 4.25.      Operating Differential Subsidy...........................................33
SECTION 4.26.      Disclosure...............................................................33

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01.      Organization and Qualification...........................................34
SECTION 5.02.      Authority for this Agreement.............................................34
SECTION 5.03.      Offer Documents, Proxy Statement and Schedule 14D-9......................34
SECTION 5.04.      Consents and Approvals; No Violation.....................................35
SECTION 5.05.      Operations of Purchaser..................................................35
SECTION 5.06.      Availability of Funds....................................................36

                                   ARTICLE VI
                                    COVENANTS

SECTION 6.01.      Conduct of Business of the Company.......................................36
SECTION 6.02.      No Solicitation..........................................................39
SECTION 6.03.      Access to Information....................................................42
SECTION 6.04.      Reasonable Best Efforts..................................................43
SECTION 6.05.      Indemnification and Insurance............................................44
SECTION 6.06.      Employee Matters.........................................................45
SECTION 6.07.      Takeover Laws............................................................46
SECTION 6.08.      Stockholder Meeting; Proxy Statement.....................................46
SECTION 6.09.      Notification of Certain Matters..........................................46
SECTION 6.10.      Subsequent Filings.......................................................47
SECTION 6.11.      Press Releases...........................................................47

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01.      Conditions to Each Party's Obligation to Consummate the Merger...........47

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

SECTION 8.01.      Termination..............................................................48
SECTION 8.02.      Effect of Termination....................................................50
SECTION 8.03.      Fees and Expenses........................................................50
SECTION 8.04.      Amendment................................................................51
SECTION 8.05.      Extension; Waiver; Remedies..............................................52

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.01.      Survival of Representations and Warranties...............................52
SECTION 9.02.      Entire Agreement; Assignment.............................................52
SECTION 9.03.      Enforcement of the Agreement; Jurisdiction...............................52
SECTION 9.04.      Validity.................................................................53
SECTION 9.05.      Notices..................................................................53
SECTION 9.06.      Governing Law............................................................54
SECTION 9.07.      Descriptive Headings, Disclosure Letter References.......................54
SECTION 9.08.      Parties in Interest......................................................54
SECTION 9.09.      Counterparts.............................................................55
SECTION 9.10.      Certain Definitions......................................................55


EXHIBIT A             Conditions to the Offer
EXHIBIT B             Disclosure Letter

                            GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Acquisition Proposal                                           Section 6.02(f)
Agreement                                                      Opening Paragraph
Authorizations                                                 Section 4.17(a)(ii)
Certificates                                                   Section 3.02(b)
Charter Documents                                              Section 1.04
Closing                                                        Section 2.02
Code                                                           Section 2.10
Company Permits                                                Section 4.16
Company SEC Reports                                            Section 4.05(a)
Company Securities                                             Section 4.02(b)
Company                                                        Opening Paragraph
Confidentiality Agreement                                      Section 6.03(b)
Continuing Directors                                           Section 1.04(b)
Corporation Law                                                Recitals
Disclosure Letter                                              Article IV
Dissenting Shares                                              Section 3.01
Financial Statements                                           Section 4.05(b)
Effective Time                                                 Section 2.02
Encumbrances                                                   Section 4.08(a)
Environmental Law                                              Section 4.17(d)
Equity Plans                                                   Section 3.04
ERISA                                                          Section 4.13(a)
Exchange Act                                                   Section 1.01(a)
Existing Stock Option                                          Section 3.04
Existing Stock Option Consideration                            Section 3.04
Expenses                                                       Section 8.03(b)
Governmental Entity                                            Section 4.04
Hazardous Substance                                            Section 4.17(e)
HSR Act                                                        Section 4.04
Intellectual Property                                          Section 4.18
MARAD                                                          Section 4.20(c)
Material Adverse Effect                                        Section 9.10
Material Contracts                                             Section 4.20
Merger Agreement                                               Exhibit A
Merger Consideration                                           Section 2.06
Merger                                                         Section 2.01
Minimum Tender Condition                                       Exhibit A
Multiemployer Plan                                             Section 4.13(a)
Offer                                                          Section 1.01(a)
Offer Conditions                                               Section 1.01(a)

Offer Documents                                                Section 1.01(b)
Offer Price                                                    Section 1.01(a)
Parent                                                         Opening Paragraph
Paying Agent                                                   Section 3.02(a)
Payment Fund                                                   Section 3.02(a)
Permitted Liens                                                Section 4.08
Person                                                         Section 9.10
Plan                                                           Section 4.13(a)
Potential Acquirer                                             Section 6.02(c)
Preferred Stock                                                Section 4.02(a)
Preliminary Proxy Statement                                    Section 6.08
Proxy Statement                                                Section 4.11(b)
Purchaser                                                      Opening Paragraph
Real Property Leases                                           Section 4.09(b)
Related Person                                                 Section 1.02(c)
Release                                                        Section 4.17(f)
Restricted Stock                                               Section 3.04(b)
Schedule TO                                                    Section 1.01(b)
Schedule 14D-9                                                 Section 1.02(b)
SEC                                                            Section 1.01(a)
Securities Act                                                 Section 4.05(a)
Shares                                                         Section 1.01(a)
Special Meeting                                                Section 2.08
Subsidiary                                                     Section 9.10
Subsidiary Securities                                          Section 4.02(b)
Superior Proposal                                              Section 6.02(f)
Surviving Corporation                                          Section 2.01
Takeover Laws                                                  Section 1.02(a)
Tax                                                            Section 9.10
Termination Fee                                                Section 8.03(b)
Triggering Event                                               Section 8.01(e)

                               AGREEMENT OF MERGER


                AGREEMENT OF MERGER (this "Agreement"), dated as of December 20, 2000, among Crowley Maritime Corporation, a Delaware corporation ("Parent"), Shiloh Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Marine Transport Corporation, a Delaware corporation (the "Company").


                                    RECITALS


                WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.01), are advisable and fair to, and in the best interests of, their respective stockholders;


                WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby and has agreed to recommend that holders of Shares approve the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "Corporation Law")) contained in this Agreement and the transactions contemplated hereby and tender their Shares (as defined below) in the Offer (as defined below);


                WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;


                NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:



                                    ARTICLE I


                                    THE OFFER


                SECTION 1.01. The Offer.


                (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the conditions to the offer set forth in Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than ten business days following the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of common stock of the Company, par value $0.50 per share (the "Shares"), at a price (such price, or any higher price as may be paid in the Offer, the "Offer Price") of $7.00 per Share, net to the seller in cash (the "Offer"). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which (other than the Minimum Tender Condition) may be waived by Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twentieth business day following the commencement of the Offer (determined in accordance with the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not
        (A) decrease or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer,
        (C) impose additional conditions to the Offer, (D) change the conditions to the Offer or (E) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares.


                (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the initial offering period of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the initial offering period of the Offer if at any scheduled expiration of the initial offering period any of the Offer Conditions have not been satisfied or waived, (B) extend the Offer for any period required or permitted by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

                (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer, which shall contain or shall incorporate by reference the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.


                SECTION 1.02. Company Actions. (a) The Company hereby consents to the Offer and represents and warrants that:


                (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser in connection with this Agreement and the transactions contemplated hereby have been consented to and expressly approved by the requisite majority of the Board of Directors of the Company,


                (ii) its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has


                        (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the shareholders of the Company,


                        (B) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the shareholders of the Company,

                        (C) (subject to the representations of the Parent and Purchaser in Section 1.02(c) being accurate and complete in all respects) taken the necessary steps to render Article Ninth of the Company's Certificate of Incorporation inapplicable to Parent and Purchaser and to the Merger and the acquisition of Shares pursuant to the Offer, and


                        (D) resolved to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement, and


                (iii) ING Barings LLC ("ING Barings"), the Company's independent financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger to holders of Shares is fair, from a financial point of view, to such shareholders.


                (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations of its Board of Directors described in Section 1.02(a)(ii)(B). The Company hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the
Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable law.


                (c) For the purpose of Section 1.02(a)(ii)(C), each of Parent and Purchaser represents and warrants to the Company and to the Board of Directors of the Company that

Parent and Purchaser (together with: (i) Persons, directly or indirectly (through one or more intermediaries), controlling, controlled by or under common control with Parent and Purchaser; (ii) corporations, partnerships and other organizations of which Parent or Purchaser is the direct or indirect Beneficial Owner of ten percent or more of any class of equity securities; (iii) trusts and other estates in which Parent or Purchaser have a substantial beneficial interest or as to which Parent or Purchaser serves as trustee or in a similar fiduciary capacity; (iv) directors, officers, members or partners of Parent, Purchaser and any of their parents or subsidiaries, or (v) any relative or spouse who has the same home as any such specified Person) do not have as of the date hereof and have not had at any time in the past a ten percent (10%) or greater interest in the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, (considered as one class) ("Voting Stock"). For the purposes of this Section 1.02(c), the term "Beneficial Owner" is defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on December 1, 1983; provided however, and without limitation that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such Voting Stock.


                SECTION 1.03. Shareholder Lists. In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Parent shall reimburse the Company for all reasonable costs incurred in connection with furnishing such lists, information or assistance to the extent required by Rule 14d-5 promulgated pursuant to the Securities Exchange Act of 1934, as amended.


                SECTION 1.04. Directors.


                (a) Promptly upon the purchase by Purchaser pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the Shares on a fully diluted basis, and from time to time thereafter, Purchaser shall be entitled, in accordance with the Certificate of Incorporation and the Bylaws of the Company (together, the "Charter Documents"), to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding. To further effect the foregoing, the Company shall, upon the election of the Purchaser, either increase the size of the Board of Directors of the Company in accordance with the Charter Documents or seek and accept the resignations of the incumbent directors; provided, however, that until the Effective Time there shall always be at least one Continuing Director (as defined below). For the purposes of this Agreement, "Continuing Director" means a member of the Board of Directors of the Company who was a member of the Board of Directors on the date that the execution and delivery of this Agreement was approved by the Board of Directors and who is neither designated by the Purchaser nor otherwise affiliated with the Purchaser. The Company will also use its reasonable best efforts, in accordance with the Charter Documents, to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. The Company shall promptly take all actions required by
Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder, which unless Purchaser otherwise elects shall be mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.


                (b) Following the election or appointment of Purchaser's designees pursuant to Section 1.04(a) and prior to the Effective Time (as defined below), any termination or amendment of this Agreement, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or any amendment of the Charter Documents or the charter documents of any Subsidiary or any termination or amendment of this Agreement will be accomplished only in accordance with the Charter Documents.


                                   ARTICLE II


                                   THE MERGER


                SECTION 2.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name "Marine Transport Corporation" and shall continue its existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of Purchaser shall cease.

                SECTION 2.02. Consummation of the Merger. Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California (or such other place as the parties may agree). The time the Merger becomes effective in accordance with applicable law is defined as the "Effective Time."


                SECTION 2.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.


                SECTION 2.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "ARTICLE I. The name of the Corporation is Marine Transport Corporation."


                SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.


                SECTION 2.06. Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor (and other than Dissenting Shares, as defined in Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "Merger Consideration"), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time, each Existing Stock Option (as defined below) shall be converted into the right to receive the Existing Stock Option Consideration (as defined below) pursuant to
Section 3.04 hereof.


                SECTION 2.07...Conversion of Common Stock of Purchaser. Each share of common stock, $0.001 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.


                SECTION 2.08. Shareholders' Meeting. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the Corporation Law) set forth in this Agreement; and include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that shareholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.


                SECTION 2.09. Merger Without Meeting of Shareholders. If Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 253 of the Corporation Law.


                SECTION 2.10. Withholding Taxes. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                   ARTICLE III


                 DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS


                SECTION 3.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders exercising appraisal rights available under Section 262 of the Corporation Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.


                SECTION 3.02. Payment for Shares.


                (a) At the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "Paying Agent") sufficient funds to make the payments contemplated by Section 2.06 hereof on a timely basis to holders (other than Parent or Purchaser or any of their respective Subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Parent and the Purchaser will cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in the preceding sentence out of the Payment Fund. Except as provided in this Agreement, the Payment Fund shall not be used for any other purpose.


                (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.


                (c) If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration for the Shares formerly represented thereby.


                (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former shareholders of the Company who have not complied with Section 3.01 hereof prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount of money delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                SECTION 3.03. Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.


                SECTION 3.04. Existing Stock Options and Restricted Stock. (a) At the Effective Time (or at such earlier time as Purchaser shall designate, which time may be immediately prior to the acceptance of Shares pursuant to the Offer), all outstanding stock options, including any tandem stock appreciation rights (the "Existing Stock Options") heretofore granted under any stock option or similar plan of the Company or a Subsidiary (the "Equity Plans"), or under any agreement, shall vest and each holder of an Existing Stock Option shall, in consideration of the cancellation, termination and settlement thereof, receive from the Purchaser or the Surviving Corporation, an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof or as may apply to payments made in connection with the performance of services) in cash equal to the product of (i) the excess of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option multiplied by (ii) the number of Shares which such holder could have purchased had such holder exercised such Existing Stock Option in full immediately prior to the Effective Time, whether or not such Existing Stock Option is actually vested or exercisable at the Effective Time (such amount being hereinafter referred to as the "Existing Stock Option Consideration"). Such termination and payment shall be subject to the holder's consent, if required. Acceptance by the holder of an Existing Stock Option of the Existing Stock Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Existing Stock Option. Except as provided in this Agreement or otherwise agreed to by the parties, (i) the Equity Plans shall terminate as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of options or participant in the Equity Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation, or any Subsidiary thereof.


                (b) At the Effective Time, each then outstanding Share of restricted stock which is subject to any vesting requirement and which was issued pursuant to any of the Equity Plans (the "Restricted Stock") shall become 100% vested. At the Effective Time, a holder of such Shares shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive the Merger Consideration (subject to any applicable withholding tax as specified in Section
2.10 hereof or as may apply to payments made in connection with the performance of services), upon the surrender of the Certificate representing such Shares as provided in Section 3.02. With respect to any Certificates for Shares of Restricted Stock which are in the possession of the Company, the Company shall surrender such Certificates on behalf of the holder.

                (c) Approval of this Agreement by the Board of Directors of the Company shall constitute such Board of Directors' approval, in accordance with the Equity Plans, of the vesting and termination of Existing Stock Options and the acceleration of the vesting of all Shares of Restricted Stock as provided herein.


                                   ARTICLE IV


                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY


                Except as set forth in any section contained in the disclosure schedules delivered by the Company to Parent pursuant to this Agreement (the "Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as follows:


                SECTION 4.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, as listed in
Section 4.01 of the Disclosure Letter, with all corporate power and authority and governmental approvals to own, lease and operate its properties and conduct its business as currently conducted and is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary (also listed in Section 4.01 of the Disclosure Letter), except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has heretofore made available to Parent and Purchaser true, correct and complete copies of the Certificates of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

                SECTION 4.02.Capitalization. (a) The authorized capital stock of the Company, set forth on Section 4.02(a) of the Disclosure Letter, consists of 15,000,000 Shares, $0.50 par value per share, and 750,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"). As of the close of business on the day immediately preceding the date hereof: 6,555,013 Shares (inclusive of 350,000 Shares held in the treasury of the Company) were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 636,975 Shares and 106,000 Shares of Restricted Stock. Since such date, the Company has not issued any Shares or any other securities of the Company other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into other agreements or commitments to purchase Shares or any other securities of the Company (under the Equity Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter also contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, each outstanding Existing Stock Option held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) subscriptions, options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests
in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.


                (b) All of the Subsidiaries of the Company are listed in Section 4.02(b) of the Disclosure Letter. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. Except as set forth in Section 4.02(b) of the Disclosure Letter, the Company or another Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of or other ownership interests in each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares or ownership interests or other restriction on the right to vote, sell or otherwise dispose of such shares or ownership interests. Except as set forth in Section 4.02(b) of the Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, collectively, "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.


                SECTION 4.03. Authority for this Agreement; Requisite Vote.


                (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the approval and adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the Corporation
Law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (b) In the event a Special Meeting shall be required, the adoption by the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Special meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.


                SECTION 4.04. Consents and Approvals; No Violation. Except as set forth in Sections 4.04(a)-(e) of the Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity") except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Corporation Law, (c) require any consent, waiver or approval or result in a default under or give rise to any right of termination, cancellation, modification or acceleration of any obligation contained in or of a benefit under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of (b),
(c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.


                SECTION 4.05. Reports; Financial Statements.


                (a) Except as set forth in Section 4.05(a) of the Disclosure Letter, since June 17, 1998 the Company has timely filed all forms, reports, schedules, information and other documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True, correct and complete copies of all filings made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Reports"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act") since such date, have been furnished to Parent and Purchaser. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                (b) The audited and unaudited consolidated financial statements of the Company (the "Financial Statements") included in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles in effect on the respective filing dates, applied on a consistent basis, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.


                (c) Except as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and except as incurred in the Ordinary Course of Business since December 31, 1999, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles. Since December 31, 1999, neither the Company nor any of its Subsidiaries has incurred any such liabilities or obligations other than liabilities or obligations that (i) have been incurred in the Ordinary Course of Business and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.


                SECTION 4.06. Absence of Certain Changes. Except as set forth in Sections 4.06(a)-(d) of the Disclosure Letter, since December 31, 1999,


                (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event, occurrence or development that could reasonably be expected to have a Material Adverse Effect,


                (b) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, except for the negotiation and execution and delivery of this Agreement,


                (c) there has not been

                        (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its Subsidiaries or any amendment (or agreement to amend) the terms of any such shares, securities or ownership interests),


                        (ii) any action by the Company which, if taken after the date hereof, would constitute a breach of
                                Section 6.01 hereof,

                        (iii) any change by the Company in accounting methods, principles or practices except as required by changes in United States generally accepted accounting principles,


                        (iv) any labor dispute or other employment related problem, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees,


                        (v) any entry into any agreement, commitment or transaction (including any borrowing, capital expenditure or joint venture) by the Company which is material to the Company and its Subsidiaries taken as a whole,


                        (vi) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or such Subsidiary under such security,


                        (vii) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Encumbrance (as defined in Section 4.08) on any asset of the Company or any of its Subsidiaries,

                        (viii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course of Business, or


                        (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of the Company, or (C) change in benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof; and

                (d) neither the Company nor any of its Subsidiaries is subject to, or has become a party to, any charter, by-law, mortgage, lien, lease, ship charter, license, permit, agreement, contract, instrument, order, judgment or decree that:


                        (i) would prevent or substantially impair the continued operation of the Company's or any Subsidiary's business after the date hereof or the Effective Time on substantially the same basis as heretofore operated,


                        (ii) would restrict the ability of the Company or any Subsidiary to acquire any property, or


                        (iii) would prevent consummation by the Company of the transactions contemplated by this Agreement.


                SECTION 4.07. Books and Records. The respective minute books of the Company and its Subsidiaries, as previously made available to the Purchaser, Parent and their representatives, contain accurate records of the meetings of, and the corporate action taken by (including action taken by written consent) the respective stockholders and Boards of Directors of the Company and each Subsidiary.


                SECTION 4.08. Title to Properties; Encumbrances. Except as set forth in Sections 4.08(a)-(d) of the Disclosure Letter, the Company and each Subsidiary has good and marketable title to or a valid and subsisting leasehold interest in its properties and assets (real and personal, tangible and intangible), subject only to:

                (a) encumbrances, liens, security interests, mortgages, charges, other restrictions of any kind or character and, in the case of chartered in vessels, mortgages or other liens against the vessel (together, "Encumbrances") reflected in the Financial Statements or the Company's quarterly report filed with the SEC on Form 10-Q for the period ended September 30, 2000,


                (b) Encumbrances for current Taxes, not yet due and delinquent,


                (c) (reserved),


                (d) Materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Encumbrances arising in the Ordinary Course of Business securing obligations, including maritime liens or other statutory rights in rem arising in the ordinary course of owning and operating vessels and incurred in the Ordinary Course of Business that either individually or when aggregated with all other Encumbrances described in this Section 4.08 outstanding on any date of determination, do not materially affect the use or value of the property to which they relate.


                (e) The encumbrances and liens described in clauses (a), (b),
(c) and (d) above are herein referred to as "Permitted Liens".


                SECTION 4.09. Real Property.


                (a) Section 4.09(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries.


                (b) (i) Section 4.09(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases"). The Company has made available to Parent and Purchaser true, correct and complete copies of all material Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto).


                        (ii) (A) All rent and other sums and charges payable by the Company and its Subsidiaries as tenants under the Real Property Leases are current (except where disputed in good faith); (B) no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Real Property Lease; and (C) all the Real Property Leases are in full force and effect, other than (for each of (A), (B) and (C)), rent, sums and charges, and events, conditions or uncured defaults that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.


                SECTION 4.10. Leases of Ships, Ship Charters and Management and Operating Agreements. Section 4.10 of the Disclosure Letter, contains a true, correct and complete list of all material leases of ships and ship charters (including capital leases) to which the Company or any Subsidiary is a party (as owner, operator, charterer, lessee or lessor, as the case may be) as of the date hereof, except for leases and charters for terms of less than 32 days, which are listed as of the date referenced in such Section 4.10 of the Disclosure Letter. Each such lease and ship charter described in Section 4.10 of the Disclosure Letter is, with respect to the Company and its Subsidiaries, in full force and effect; all rents, payments or charter hire due to date on each such lease and ship charter have been paid in the ordinary course consistent with past practice (except where disputed in good faith); in each case, the lessee or charterer has been in peaceable possession since the commencement of the original term of such lease or ship charter and is not in default thereunder and no waiver, indulgence or postponement of the lessee's or charterer's obligations thereunder has been granted by the lessor, owner or operator. Neither the Company nor any Subsidiary has breached any material terms or conditions under any such lease or ship charter in any material respect, and, to the knowledge of the Company, all material covenants to be performed by any other party under any such lease or ship charter have been performed in all material respects. Except as set forth in Section 4.10 of the Disclosure Letter, none of the leases or charters described in Section 4.10 of the Disclosure Letter will be violated or breached by reason of the consummation of the Merger.


                SECTION 4.11. Schedule 14D-9; Offer Documents and Proxy
Statement.


                (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the shareholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The
Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.


                (b) The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. The letter to the Company's shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."


                (c) Notwithstanding the foregoing, Company does not make any representations or warranties with respect to information supplied by the Parent or Purchaser or any of their affiliates or representatives for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Company for inclusion in the Offer Documents, the
Schedule 14D-9 or the Proxy Statement).


                SECTION 4.12. Brokers. No Person (other than ING Barings, LLC) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The fees and expenses of ING Barings LLC will be paid by the Company in accordance with the agreement between the Company and ING Barings LLC, a copy of which has been previously made available to the Parent.


                SECTION 4.13. Employee Benefit Matters. (a) Except as set forth in Section 4.13(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to, any "employee pension plan" (as defined in Section 3(2) of ERISA) and any other plan, program, arrangement, agreement or commitment which is an employment, consulting, severance, termination, or deferred compensation agreement, or any incentive bonus, other bonus, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee welfare plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually, a "Plan," or collectively, the "Plans"). Section 4.13(a) of the Disclosure Letter separately identifies, to the extent applicable, each such Plan which is one or more of the following: an "employee pension plan" (as defined in Section 3(2) of ERISA), an "employee welfare plan" (as defined in
Section 3(1) of ERISA) or a "multiemployer plan" (as defined in Section 3(37) of ERISA) (hereinafter a "Multiemployer Plan"). Section 4.13(a) of the Disclosure Letter sets forth all Plans subject to ERISA that have been terminated within the past six years.

                (b) The Company and each Subsidiary have made all required contributions to each Plan.


                (c) To the knowledge of the Company, except as set forth in
Section 4.13 of the Disclosure Letter, no event has occurred, and no circumstance exists, in connection with which the Company or any of its Subsidiaries could be subject to any material fine or penalty imposed under ERISA or the Code.


                (d) With respect to each Plan (other than any Multiemployer
Plan), (i) except as set forth in Section 4.13(d) of the Disclosure Letter, each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (ii) it has been operated and administered in compliance with its terms and all applicable laws and regulations, including ERISA and the Code, in all material respects.


                (e) No Plan (other than a Multiemployer Plan) is subject to Title IV of ERISA.


                (f) The Company has delivered or made available to Parent and Purchaser, with respect to each Plan for which the following exists (other than any Multiemployer Plan):

                        (i) a copy of the annual report on Forms 5500 or, as applicable, Forms 5500-C/R, if required under ERISA, with respect to such Plan for the last three years, together with a copy of the financial statements (and all schedules for each such Plan for the last three years if required by ERISA;


                        (ii) a copy of the summary plan description required under ERISA with respect to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan;


                        (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof;


                        (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code;


                        (v) all written employment, termination and severance agreements, contracts, arrangements and understandings listed in Section 4.13 of the Disclosure Letter (and a description of any oral agreement, contract, arrangement or understanding is included in Section 4.13 of the Disclosure letter); and


                        (vi) sample benefit distribution forms that pertain to all Plans that are intended to be qualified under Section 401(a) of the Code.


                (g) Except as set forth in Section 4.13(g) of the Disclosure Letter, each of the Plans (other than any Multiemployer Plan), agreements or arrangements can be terminated by the Company or by one of its Subsidiaries within a period of 30 days, without payment of any additional compensation or amount (other than administrative costs and benefits accrued and covered expenses incurred on or before the termination) or the additional vesting or acceleration of any such benefits (other than vesting or acceleration under any Plans qualified under Section 401(a) of the Code and the Equity Plans).

                (h) With respect to each Multiemployer Plan subject to Title IV of ERISA in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated, (i) neither the Company nor any Subsidiary nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability,
(ii) neither the Company nor any Subsidiary nor any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (iii) neither the Company nor any Subsidiary nor any ERISA Affiliate has failed to make any required contributions, and (iv) neither the Company nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability as a seller by reason of a sale of assets pursuant to Section 4204 of ERISA. Section 4.13(h) of the Disclosure Letter includes for each such Multiemployer Plan, as of the valuation date of January 1, 1999, the amount of potential withdrawal liability of the Company, its Subsidiaries and ERISA Affiliates, calculated according to the information made available pursuant to ERISA Section 4221(e), and identifies the specific obligor. "ERISA Affiliate," as applied to any person, means any corporation or trade or business (whether or not incorporated) which is aggregated with the Company under Code Sections 414(b), 414(c), 414(m) or 414(o).


                (i) With respect to Plans which qualify as "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Company and each of its Subsidiaries has complied (and at the Effective Time will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and neither the Company nor any of its Subsidiaries has incurred (and will not incur) any direct or indirect material liability and is not (and will not be ) subject to any material loss, assessment, excise tax penalty, loss of federal income tax deduction or other material sanction, arising on account of or in respect of any direct or indirect failure by the Company or any of its Subsidiaries, at any time prior to the Effective Time, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Effective Time directly or indirectly against the Company or any of its Subsidiaries with respect to such group health plans.


                (j) With respect to each Plan (other than any Multiemployer
Plan), except as set forth in Section 4.13(j) of the Disclosure Letter, there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Company's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, audit or any governmental or other proceeding, audit or investigation or, to the Company's knowledge, with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof.


                (k) Except as set forth in Section 4.13(k) of the Disclosure Letter, apart from health benefits provided to former employees under Section 4980B of the Code and Part 6 of Title I(B) of ERISA, neither the Company nor any of its Subsidiaries have any obligation to provide health or medical benefits to anyone other than its active employees.


                (l) Except for any Multiemployer Plan, neither the Company nor any of its Subsidiaries sponsors, contributes to, or has any obligation to contribute to any voluntary employees beneficiary association, as described in
Section 501(c)(9) of the Code.


                (m) Except as set forth in Section 4.13(m) of the Disclosure Letter, the consummation of the transactions contemplated hereby, in and of themselves, could not result in any obligation to pay any employee of the Company or any of its Subsidiaries severance or termination benefits.


                (n) Except as set forth in Section 4.13(n) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan, except as may be required by applicable law.


                (o) Except as set forth in Section 4.13(o) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization.


                (p) The Company and its Subsidiaries are in material compliance with the applicable provisions of federal, state and local laws, and governmental rules regulations, orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety or wrongful discharge, which, taken alone or together with any other such violation or violations, could reasonably be expected to have a Material Adverse Effect.


                (q) No later than 3 business days prior to the Closing, the Company shall provide to Parent and Purchaser copies of fully executed option agreements evidencing all Existing Stock Options, which shall be in the form of the Company's stock option agreement provided to Parent and the Purchaser, and which shall comply in all respects with the information set forth on Schedule 4.02(a).


                SECTION 4.14. Litigation, etc. Except as set forth in Section
4.14 of the Disclosure Letter, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a claim against the Company or any of its Subsidiaries in excess of $100,000 or that, individually or in the aggregate, if adversely determined could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                SECTION 4.15. Tax Matters. Except as set forth in Sections 4.15(a)-(g) of the Disclosure Letter:


                (a) the Company and its Subsidiaries have timely filed all returns and reports relating to Taxes (including income taxes, withholding taxes and estimated taxes) required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are complete and correct in all material respects. The Company and its Subsidiaries have paid all Taxes shown as due on such returns and all material taxes for which no return was required to be filed. The Company has made available to Parent and Purchaser complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income and franchise Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending December 31, 1997, 1998 and 1999.


                (b) The Company and its Subsidiaries have made adequate provisions in accordance with United States generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the SEC Reports for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

                (c) All federal, state, local and foreign Tax returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1997. There is no claim, action, suit, proceeding or assessment pending, or, to the best of the Company's or any of its Subsidiaries' knowledge, threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.


                (d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation).


                (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).


                (f) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.


                (g) No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.


                (h) Neither the Company nor any of its Subsidiaries has given a consent under Section 341(f) of the Code.


                (i) Neither the Company nor any of its Subsidiaries is, or has been at any time, a "United States real property holding corporation," within the meaning of Section 897(c)(2) of the Code.

                (j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" with the meaning of
Section 280G of the Code by reason of the consummation of the Offer or the Merger, determined without regard to Section 280G(b)(4) of the Code.


                SECTION 4.16. Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for any such conflicts, defaults or violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply individually or in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.


                SECTION 4.17. Environmental Matters.


                (a) Except as set forth in Section 4.17(a) of the Disclosure Letter,


                        (i) The Company and each of its Subsidiaries have been at all times and are in compliance in all material respects with all applicable Environmental Laws (as defined below).


                        (ii) The Company and each of its Subsidiaries have obtained all permits, licenses, consents, approvals, waivers, variances and other authorizations ("Authorizations") that are required with respect to the operation of its business, property and assets under the Environmental Laws and all such Authorizations are in full force and effect.


                        (iii) Neither the Company nor any of its Subsidiaries has received any written notice, request for information, complaint or administrative or judicial order, and to the knowledge of the Company, there is no investigation, action, suit or proceeding pending or threatened, alleging or asserting liability or potential liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.


                        (iv) To the knowledge of the Company: no real property currently owned or operated by the Company or any of its Subsidiaries is, and no real property formerly owned or operated by the Company or any of its Subsidiaries, during the period of the Company's or any of its Subsidiaries' ownership or operation was, contaminated with any Hazardous Substances in a manner or condition now or then (as the case may be) requiring remediation under any Environmental Law.


                (b) The Company has made available to Parent and Purchaser access to all records and files in its possession or any of its Subsidiaries, including all reports, studies, analyses, tests or monitoring results, pertaining to Hazardous Substances, any Release or any environmental concerns relating to facilities or property owned or operated (including leased) by the Company or any of its Subsidiaries or concerning compliance with or liability under any Environmental Laws.


                (c) Except as set forth in Section 4.17(c) of the Disclosure Letter, prior to the Effective Time, the Company shall have made all material notifications, registrations, and filings required under and have taken all material other necessary steps to effect the timely transfer of all Authorizations applicable to its assets and the assets of its Subsidiaries and will provide a copy of any such notification, registration, or filing to Purchaser prior to the Effective Time.


                (d) For purposes of this Agreement, "Environmental Law" means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (ii) Releases or threatened Releases, (iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance, and (iv) the structure, condition or appropriate use of a vessel.


                (e) For purposes of this Agreement, "Hazardous Substance" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof and asbestos or asbestos-containing-material) or waste that is identified or regulated under any Environmental Law.


                (f) For purposes of this Agreement, "Release" means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance.


                SECTION 4.18. Intellectual Property. Except as set forth on
Section 4.18 of the Disclosure Letter and except for generally available Intellectual Property (as hereinafter defined) acquired in the Ordinary Course of Business from commercial suppliers of goods or services in consideration for market fees available to the public generally, the operation of the business of the Company and its Subsidiaries as currently conducted required no ownership of or rights arising from a license for Intellectual Property within the one-year period immediately prior to the date of this Agreement, and during such period the business of the Company and its Subsidiaries made use of no Intellectual Property rights. The conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third party in any material respect, and neither the Company nor any or its Subsidiaries has received any claim or written notice from any person to such effect.


                For the purpose of this Agreement, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade dress, logos, registered and unregistered copyrights, computer programs, data bases, material trade secrets and proprietary information including, without limitation, any proprietary know-how, formulae, computer software (including source and object code listings and algorithms), procedures, processes, technology, innovations, inventions, manufacturing drawings or information, engineering drawings or information, product designs, product patterns, and other intangible property rights of the Company and its Subsidiaries.


                SECTION 4.19. Insurance. Set forth in Section 4.19 of the Disclosure Letter is a complete list of insurance policies or binders that the Company and its Subsidiaries maintain with respect to their businesses, vessels, properties or employees and material claims filed since December 31, 1999. Such policies or binders are, with respect to the Company and its Subsidiaries, in full force and effect and are, to the knowledge of the Company, free from any right of termination on the part of the insurance carriers. Such policies or binders are, in the opinion of management, consistent with industry standards and sufficient for compliance with applicable law and the Material Contracts, including as to amounts and types of coverage. Since December 31, 1999, except as disclosed in Section 4.19 of the Disclosure Letter, there has not been any material adverse change in the Company's or any Subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies, other than changes that (i) have been incurred in the Ordinary Course of Business and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.


                SECTION 4.20. Material Contracts. (a) The Company has made available to Parent and Purchaser true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound (each of which is specified in Section 4.20(a) of the Disclosure Letter by the name of the agreement, the names of the principal parties and the date of the agreement) that (i) involves or could involve aggregate payments of more than $100,000, (ii) is with any of the Company's officers, directors or affiliates, (iii) is material to the Company and its Subsidiaries taken as a whole, (iv) is a confidentiality or standstill agreement, or (v) is a joint venture, partnership or similar agreement (but for each of (i) and (iii), excluding vessel charters or vessel space charters (inbound or outbound) of less than 32 days in duration that are or were made in the Ordinary Course of Business) (each, a "Material Contract").


                (b) Except as set forth in Section 4.20(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and to the knowledge of the Company there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a material default, except for such defaults that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.


                (c) Section 4.20(c) of the Disclosure Letter sets forth the results of the audits or examinations of the Company under the current and immediately preceding United States Department of Transportation, Maritime Administration ("MARAD") contracts. Except as set forth in Section 4.20(c) of the Disclosure Letter, no past or present actions, conditions, events or circumstances presently exist, or to the knowledge of the Company, is threatened, which could (i) result in a financial finding relating to any such contract or (ii) disqualify the Company from current or future awards of

MARAD contracts, except for MARAD's current policy restricting the number of vessels that any one company can manage to 12 vessels, and none of the Company's MARAD contracts will or would be violated or breached by reason of the consummation of the transactions contemplated hereby. MARAD has granted the Company and its affiliates authority to manage the number of vessels currently being managed by them.


                SECTION 4.21. Related Party Transactions. Except as set forth in Sections 4.21(a)-(c) of the Disclosure Letter, no director, officer, partner, employee, affiliate or associate of the Company or any of its Subsidiaries (a) has leased any real or personal property from, has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or
(iii) participated in any transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.


                SECTION 4.22. Condition of Assets. Except as provided in Section
4.22 of the Disclosure Letter, the assets and properties utilized in and material to the conduct of the Company's business (other than vessels), whether owned or leased, are in the aggregate in good operating condition and repair and are suitable for the purposes for which they are presently being used.


                SECTION 4.23. Vessels. (a) Section 4.23(a) of the Disclosure Letter sets forth a list of all vessels owned, leased, chartered or managed by the Company or any of its Subsidiaries on the date hereof and the name of the nation under which each such vessel is documented and flagged, and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessels (other than any such vessels that are managed on the dated hereof) being referred to herein as the "Vessels").


                (b) With respect to each Vessel, except as set forth in Section 4.23(b) of the Disclosure Letter: (i) such Vessel is lawfully documented under the flag of the nation listed opposite its name on Section 4.23(a) of the Disclosure Letter, (ii) such Vessel is afloat and sufficiently tackled, appareled, furnished, equipped, and seaworthy and in good operating condition, ordinary wear and tear and depreciation excepted, (iii) such Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Vessel is presently being operated, (iv) such Vessel is classed with the American Bureau of Shipping, is in class, and has been in her current class continuously since her construction or, if later, her acquisition by the Company, (v) such class is consistent with her current operations, (vi) to the knowledge of the Company no event has occurred and no condition exists that would endanger the maintenance of such classification, and
(vii) to the knowledge of the Company no event has occurred and no condition exists that requires such Vessel to be inspected or that work be done on or to her prior to her next scheduled drydocking for such class to be maintained, except for maintenance and inspection performed to comply with class requirements in the Ordinary Course of Business.


                SECTION 4.24. Business Combination Statute Inapplicable. As of or prior to the date hereof, the Board of Directors of the Company has approved the execution and delivery of this Agreement, and (provided that Parent, Purchaser or any of their affiliates do not constitute an "interested stockholder" within the meaning of Section 203(c)(5) of the Corporation Law) such approval is intended by the Board to approve both the Offer and the Merger in the manner contemplated by Section 203(a)(1) of the Corporation Law such that the restrictions specified and described in Section 203(a) of the Corporation Law shall be inapplicable to the Purchaser. No provision of the Certificate of Incorporation of the Company and no other Takeover Law will prohibit or substantially inhibit the consummation of the Offer or the Merger.


                SECTION 4.25. Operating Differential Subsidy. Two of the Vessels at the date hereof owned and operated by the Company or its Subsidiaries will, following the consummation of the transactions contemplated hereby, meet all of the requirements necessary in order to be eligible to receive operational subsidy payments pursuant to the Shipping Act of 1936, as amended, except as set forth in Section 4.25 of the Disclosure Letter.


                SECTION 4.26. Disclosure. Except as provided in Section 4.26 of the Disclosure Letter and except that MARAD currently has a policy restricting the number of vessels that any one company can manage to 12 vessels, to the knowledge of the Company, no current material customer or supplier of the Company or its Subsidiaries intends to cease doing business with the Company or its Subsidiaries (whether or not as a result of the transactions contemplated by this Agreement) or materially decrease the amount of business that such Person is presently doing with the Company or its Subsidiaries.

                                    ARTICLE V


                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER


                Parent and Purchaser represent and warrant to the Company as follows:


                SECTION 5.01. Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.


                SECTION 5.02. Authority for this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                SECTION 5.03. Offer Documents, Proxy Statement and Schedule
14D-9.


                (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.


                (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                (c) Notwithstanding the foregoing, Parent and Purchaser do not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offer Documents, or with respect to the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Parent and Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement).


                SECTION 5.04. Consents and Approvals; No Violation. Except as set forth in Schedule 5.04, neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, any non-United States competition, antitrust and investment laws, the Exchange Act, the Corporation Law and the "takeover" or "blue sky" laws of various states or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.


                SECTION 5.05. Operations of Purchaser. Purchaser was formed for the purpose of effecting the Offer, the Merger and the other transactions contemplated hereby, and has not undertaken any business or other activities other than in connection with entering into this Agreement, pursuing the Offer and the Merger and engaging in the other transactions contemplated hereby.


                SECTION 5.06. Availability of Funds. Parent and Purchaser acknowledge that prior to the Effective Time, Purchaser will have sufficient funds to perform in a timely manner all of its obligations under this Agreement, and that their commitments and obligations hereunder are not subject to a financing contingency.


                                   ARTICLE VI


                                    COVENANTS


                SECTION 6.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its Ordinary Course of Business, and the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and Purchaser in writing of any material change in the condition (financial or otherwise) of the Company's or any of its Subsidiaries' properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing, except as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:


                (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates (except for the issuance of Shares issuable pursuant to the Equity Plans in respect of options that are outstanding on the date hereof);


                (b) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries, except in the Ordinary Course of Business and except as listed in Schedule 6.01(b);

                (c) acquire or redeem, directly or indirectly, or amend any securities of the Company;


                (d) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);


                (e) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $500,000 or more, or (ii) except as listed in
Schedule 6.01(e), enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;


                (f) incur or assume any long-term debt or short-term debt except for short-term debt incurred in the Ordinary Course of Business;


                (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly-owned Subsidiaries of the Company;


                (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company and other than Stolt Marine Tankers, LLC, which is a 75%-owned Subsidiary);


                (i) take any action to change any of the accounting principles or policies; or take any action to change in any material respect any of the procedures or practices (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) used by it;


                (j) make any Tax election or settle or compromise any material federal, state or local Tax liability (except as set forth in Section 4.15(a) of the Disclosure Letter with respect to the State of New Jersey);


                (k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

                (l) grant any stock-related, performance or similar awards or bonuses (except as set forth in Section 6.01(l) of the Disclosure Letter);


                (m) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;


                (n) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors or employees (other than in the Ordinary Course of Business with respect to employees, other than pursuant to and in accordance with the terms of any existing collective bargaining agreement or the MEBA-1 collective bargaining agreement recently ratified by the union members, and other than any existing employment agreements that are disclosed to Parent and Purchaser);


                (o) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company other than in the Ordinary Course of Business;


                (p) enter into, amend, adopt or extend any collective bargaining or other labor agreement (except for the agreements specified in Section 6.01(p) of the Disclosure Letter in accordance with the parameters specified in Section 6.01(p) of the Disclosure Letter);


                (q) adopt, amend or terminate any Plan or any other bonus, severance, insurance, trust, fund, pension or other employee benefit plan, policy or arrangement for the benefit of any current or former directors, officers or employees, except for such amendments as may be required by applicable law or by the terms of an existing collective bargaining agreement;


                (r) commence any claim, suit or other action (except where delay in obtaining the prior written consent of Parent would result in such claim, suit or action being time-barred) or settle or agree to settle any suit, action, claim, proceeding or investigation (not including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at September 30, 2000 or incurred in the Ordinary Course of Business subsequent to September 30, 2000;

                (s) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except in the case of representations and warranties that speak as of a specific date other than the Effective Time), or that would impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;


                (t) enter into any contract or agreement which is material to the Company other than in the Ordinary Course of Business, or amend or modify in any material respect or consent to the termination of any existing Material Contract;


                (u) except as set forth in Section 6.01(u) of the Disclosure Letter, sell any vessel or grant any lien on any vessel in respect of borrowed money; or


                (v) take, or agree in writing or otherwise to take, any of the foregoing actions.


                SECTION 6.02. No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser and their respective officers, directors, employees, representatives and agents) concerning any Acquisition Proposal (as defined below) or the possible making of any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(c) and the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an Acquisition Proposal that is received after the date hereof and that did not result from a breach of this Section 6.02 if, prior to taking such actions, the Board of Directors of the Company resolves in good faith that (i) such Acquisition Proposal is bona fide, (ii) such Acquisition Proposal is reasonably likely to constitute a Superior Proposal, and (iii) the failure to take such actions would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law.

                (b) The Company shall promptly (within 12 hours) notify Parent and Purchaser if any such information is requested or any such negotiations or discussions are sought to be initiated. The Company shall promptly (within 24 hours) inform Parent the Company's receipt of any Acquisition Proposal and the material terms thereof (including the identity of the Person making such Acquisition Proposal) and of any developments (including any change in such terms) with respect to such Acquisition Proposal. Concurrently with so informing Parent, the Company shall deliver to Parent copies of any written communications received from the Person making such Acquisition Proposal. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiations with, or provides information to, any person (whether or not such action is in accordance with this Section 6.02), the Company will immediately inform Parent of all developments with respect thereto.


                (c) Upon the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons (other than Parent, Purchaser or any of their respective affiliates or associates) conducted prior to the date hereof with respect to any Acquisition Proposal, shall use its commercially reasonable efforts to have returned to the Company any confidential information that had been provided in any such discussions or negotiations, and shall notify any such Person with whom it has had any such discussions during the prior 60 days that the Company is no longer seeking an Acquisition Proposal from such Person and withdraws any request for an Acquisition Proposal.


                (d) Unless and until this Agreement has been terminated in accordance with Section 8.01, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.02(a), (ii) release any third party from any confidentiality or standstill provisions in any agreement to which the Company is a party, or
(iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal.


                (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.


                (f) For purposes of this Agreement,

                        (i) "Acquisition Proposal" means any offer or other inquiry or proposal that, if consummated, would result in an Acquisition Transaction; provided that solely for purposes of the definition of Superior Proposal, all references to 20% in the definition of Acquisition Transaction shall be deemed references to 50%.


                        (ii) "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, constitutes an acquisition by a Person of (A) assets or businesses that constitute or represent more than 20% of the total revenue, operating income, assets or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, or (B) more than 20% of the outstanding shares of the voting securities of the Company or capital stock of, or other equity voting interest in, any Subsidiary or Subsidiaries of the Company which, taken together, directly or indirectly hold at least the share of assets or businesses referred to in clause (A) above, whether by means of (a) a merger, share exchange or consolidation, or any similar transaction, or (b) a purchase, lease or other sale, transfer or disposition, consolidation, share exchange or otherwise.


                        (iii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing by a third party on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with its financial advisor and counsel, to be more favorable to stockholders, from a financial point of view, than the Offer and the Merger,


                                (x)     after taking into account (A) the
                                        likelihood and timing of consummation of such transaction on the terms set forth therein, (B) the material legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and (C) any other relevant factors permitted under applicable law,


                                (y) after giving Parent, in order to respond to such third-party Superior Proposal, the greater of (A) five business days following Parent's receipt of the information in the second sentence of clause 6.02(b), or (B) three business days after receipt by Parent of a written notice from the Board of Directors of the Company that in the absence of any further action by Parent it would consider such proposal to be a Superior Proposal, and


                                (z)     taking into account any amendment or
                                        modification to this Agreement proposed
                                        by Parent.


                SECTION 6.03. Access to Information.


                (a) From and after the date of this Agreement, the Company will
(i) during regular business hours upon reasonable notice, give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives reasonable access to all employees, plants, offices, warehouses, vessels and other assets and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.


                (b) Parent and the Company entered into a confidentiality agreement, dated June 20, 2000 (the "Confidentiality Agreement"). Purchaser, by execution and delivery of this Agreement, agrees to be bound by the terms of the Confidentiality Agreement as if it were a direct signatory thereto. Parent and Purchaser each represent and warrant to the Company and to the Board of Directors of the Company that information obtained by Parent or Purchaser pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.


                (c) No investigation by a party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation of the Merger contained in Article VII or the conditions to the Offer contained in Exhibit A.


                SECTION 6.04. Reasonable Best Efforts.


                (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any Subsidiaries to take), all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and will cooperate fully with the other parties hereto to that end; provided, however, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act that the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby and
(ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation, including any shipping or maritime laws, or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced or any injunction or other order (whether temporary, preliminary or permanent) comes into effect, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto or appeal as promptly as practicable.


                (c) Except as specified in the Confidentiality Agreement (the terms of which are incorporated herein by reference), nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree:

                        (i) to limit (in any manner whatsoever), to not exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities of all or a portion of their respective businesses, assets or properties, or of the business, assets or properties of the Company or any of its Subsidiaries; or


                        (ii) to limit (in any manner whatsoever) the ability of such entities


                                (A) to conduct their respective businesses, own their assets or properties, or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries; or


                                (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.


                SECTION 6.05. Indemnification and Insurance.


                (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of incorporation, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.


                (b) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 150% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is $183,142); and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 150% of such amount, the

Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 150% of such amount.


                (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any Person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement).


                SECTION 6.06. Employee Matters.


                (a) After the Effective Time, the Surviving Corporation shall honor in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries. Such agreements are listed in Section 6.06(a) of the Disclosure Letter.


                (b) Parent will cause the Surviving Corporation and its Subsidiaries, for a period ending no earlier than the fifth anniversary of the Effective Time, to provide pension and welfare benefits to their employees (excluding employees covered by collective bargaining agreements and excluding benefits that are based on the value of, or require the issuance of, securities) that, in the aggregate, are no less favorable than those currently provided by the Company and its Subsidiaries in the aggregate to such employees.


                (c) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan, other than the Equity Plans, maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary.


                (d) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for all purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries (except for purposes of benefit accruals under any defined benefit pension plan), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time. This

Section 6.06(d) shall apply only if, and to the extent that, the Plans maintained for the employees of the Company and its Subsidiaries are replaced by plans of the Parent or the Surviving Corporation.


                SECTION 6.07. Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonably necessary steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.


                SECTION 6.08. Stockholder Meeting; Proxy Statement. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by Section 2.09, consistent with the terms of Section 2.08 and the Special Meeting the Company shall, as soon as practicable after the consummation of the Offer, (a) take all necessary actions to cause a meeting of the stockholders to be held as promptly as practicable, (b) promptly obtain and furnish the information required to be included in the a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby, (c) promptly prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld) the Preliminary Proxy Statement, (d) consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto and shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, (e) use its reasonable best efforts to have the Preliminary Proxy Statement cleared by the SEC, (f) as promptly as practicable file the definitive proxy statement, (g) thereafter mail or cause to be mailed the proxy statement to its stockholders as promptly as practicable along with all other proxy materials for such meeting,
(h) use its reasonable best efforts to obtain the necessary approval of the Merger by its shareholders, and (i) otherwise use its reasonable best efforts to comply with all legal requirements applicable to the Special Meeting.


               SECTION 6.09. Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to (a) cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time and (b) result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.


                SECTION 6.10. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.


                SECTION 6.11. Press Releases. Except as may be required by applicable law: the initial press release concerning the Offer, the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to by the parties and thereafter Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon).


                                   ARTICLE VII


                    CONDITIONS TO CONSUMMATION OF THE MERGER


                SECTION 7.01. Conditions to Each Party's Obligation to Consummate the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

                (a) unless the Merger is consummated pursuant to Section 253 of the Corporation Law as contemplated by Section 2.09, the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by and in accordance with applicable law;


                (b) all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall require Parent or any of its subsidiaries to waive any material rights or agree to any material limitations on its operations or to dispose of any material asset or collection of assets prior to, at, or after the Closing Date;


                (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and


                (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.


                                  ARTICLE VIII


                         TERMINATION; AMENDMENT; WAIVER


                SECTION 8.01. Termination. This Agreement may be terminated and the Offer and/or Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):


                (a) by mutual written consent of the Company and Parent duly authorized by the Boards of Directors of Parent and the Company; or


                (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or


                (c) by Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Offer Conditions, Purchaser shall (i) not have commenced the Offer within the time required by Regulation 14D under the Exchange Act, (ii) have terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) have failed to accept for payment Shares pursuant to the Offer prior to February 28, 2001; or


                (d) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company has breached in any material respect any of its covenants in Section 6.02(d) or the Board of Directors of the Company has resolved to effect any of the actions referred to in Section 6.02(d); or


                (e) by Parent, if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its approval or recommendation in favor of this Agreement, the Offer and the Merger; (ii) the Company shall have failed to include in the Schedule 14D-9 or Proxy Statement the recommendation of the Board of Directors of the Company in favor of this Agreement, the Offer or the Merger; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published sent or given to Company security holders, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (v) the Board of Directors of the Company takes any public position or makes any disclosures to the Company's stockholders that has the effect of any of the foregoing; or


                (f) by the Company if, other than due to an occurrence or circumstance that would result in a failure to satisfy any of the Offer Conditions, (i) Purchaser fails to commence the Offer in violation of Section
1.01 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before February 28, 2001, or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement; or


                (g) by the Company, prior to the purchase of Shares pursuant to the Offer, if the Company has received an Acquisition Proposal that the Board of Directors, subject to compliance with Section 6.02(b), has determined constitutes a Superior Proposal.


                SECTION 8.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that, nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated, the terms and provisions of the Confidentiality Agreement shall remain in full force and effect.


                SECTION 8.03. Fees and Expenses.


                (a) If the Merger is not consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, including the fees and expenses of investment bankers, counsel, accountants and other advisors to the Company, the Board of Directors of the Company and any special committee of the Board of Directors of the Company. If the Merger is consummated, then all costs and expenses (including those referred to in the preceding sentence) incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement, shall be paid by the Surviving Corporation or the Parent.


                (b) In the event that this Agreement is terminated pursuant to


                        (i)     Section 8.01(e), or


                        (ii) Section 8.01(b), Section 8.01(d) (by reason of the Company's breach in a material respect any of its covenants in Section 6.02(d)), or Section 8.01(g), or


                        (iii) Section 8.01(c) or 8.01(f)(ii), and (in the case of this clause (iii) only) either


                                (A)     prior to such termination a Superior
                                        Proposal shall have been made or
                                        publicly announced, or


                                (B) within nine months thereafter a Superior Proposal shall have been consummated or an agreement to consummate a Superior Proposal shall have been entered into by the Company, then (in the case of clauses (i), (ii) and (iii)) the Company shall reimburse Parent for the reasonably documented out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $750,000 (collectively "Expenses") in immediately available funds by wire transfer to an account designated by Parent; and the Company shall pay Parent a termination fee of $2,500,000 (the "Termination Fee"), in each case, in immediately available funds by wire transfer to an account designated by Parent.


                (c) If such amounts become payable pursuant to clause (i) or
(ii) of Section 8.03(b), then such amounts shall be payable promptly (but in no event later than one business day after demand therefor).


                (d) If such amounts become payable pursuant to clause (iii) of
Section 8.03(b), then such amounts shall be payable promptly (but in no event later than one business day after the first to occur of the events specified and described in Section 8.03(b)(iii)(A) or (B)).


                (e) The agreements contained in this Section 8.03 are an integral part of the transactions contemplated hereby and do not constitute a penalty. In the event of any dispute between the Company and Parent as to whether the fees and expenses payable under this Section 8.03 are due and payable, the prevailing party shall be entitled to receive from the other party the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the rate of 6% from the date such fee was required to be paid.


                SECTION 8.04. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of holders of Shares hereunder without their approval. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

                SECTION 8.05. Extension; Waiver; Remedies. At any time prior to the Effective Time, each party hereto, by action taken by or on behalf of its Board of Directors, subject in the case of the Company to Section 1.04(b), may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive as to itself any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or
(iii) waive as to itself compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX


                                  MISCELLANEOUS


                SECTION 9.01. Survival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.


                SECTION 9.02. Entire Agreement; Assignment. This Agreement and the Schedules and Exhibits hereto, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. This Agreement shall not be assigned by any party, by operation of law or otherwise without the prior written consent of the other parties, and any attempt to do so shall be void, provided, that Parent or Purchaser may assign any of their respective rights and obligations to any affiliate, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.


                SECTION 9.03. Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or in any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.


                SECTION 9.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein or had been reformulated to be written in a valid, legal and enforceable manner.


                SECTION 9.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, overnight courier or by facsimile transmission with confirmation of receipt, as follows:


                if to Parent or Purchaser:


                      Crowley Maritime Corporation
                      155 Grand Avenue
                      Oakland, CA  94612
                      Attention:  William P. Verdon
                      Facsimile:  510-251-7788


                with a copy to:

                      Orrick, Herrington & Sutcliffe LLP
                      Old Federal Reserve Bank Building
                      400 Sansome Street
                      San Francisco, CA 94111
                      Attention:  Richard V. Smith
                      Facsimile:  415-773-5759


                if to the Company:


                      Marine Transport Corporation
                      1200 Harbor Boulevard, 9th Floor, C-901
                      Weehawken, NJ  07087
                      Attention:  Mark Filanowski
                      Facsimile:  201-330-9645


                With a copy to:


                      Stroock & Stroock & Lavan LLP
                      180 Maiden Lane
                      New York, NY 100038
                      Attention:  Melvin Epstein
                      Facsimile:  212-806-6006


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.


                SECTION 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof.


                SECTION 9.07. Descriptive Headings, Disclosure Letter References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Notwithstanding the fact that certain provisions of this Agreement refer to specified sections of the Disclosure Letter, all representations, warranties, covenants and agreements in this Agreement are made subject to the contents of the entire Disclosure Letter.


                SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any of such Persons).


                SECTION 9.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.


                SECTION 9.10. Certain Definitions.


                (a) The terms "affiliate" and "associate" have the meanings given to such terms in Rule 12b-2 under the Exchange Act.


                (b) The term "beneficial ownership" has the meaning given to such term in Rule 13d-3 under the Exchange Act.


                (c) The term "hereby" refers to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.


                (d) The term "including" shall be deemed to be followed in all cases by the phrase "without limitation."


                (e) "Material Adverse Effect" means any effect or change that, individually or in the aggregate with all other such effects or changes, is both material and adverse with respect to the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole.


                (f) "Ordinary Course of Business:" an action taken, or the refraining from taking an action, by a Person is in the Ordinary Course of Business if such action or inaction is or was taken or not taken in the ordinary course of such Person's business consistent with the past practices of such Person; and, with respect to an action taken subsequent to the date hereof, such action is not required to be authorized by the board of directors of such Person and is not required to be specifically authorized by the parent company (if any) of such Person.


                (g) "Person" means any individual, corporation, limited liability company, partnership, association, trust, estate, or other entity or organization or any "group" as such term is used in Section 13(d)(3) of the Exchange Act.

                (h) The term "Subsidiary" means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.


                (i) "Tax" means all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.


                            (signatures on next page)

                IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly-authorized officers, all at or on the day and year first above written.

                                            CROWLEY MARITIME CORPORATION



                                            By: /s/ Thomas B. Crowley, Jr.
                                                --------------------------------
                                                   Name: Thomas B. Crowley, Jr.
                                                   Title: Chairman, President &
                                                          CEO


                                            SHILOH ACQUISITION, INC.



                                            By: /s/ William P. Verdon
                                                --------------------------------
                                                   Name: William P. Verdon
                                                   Title: Corporate Secretary



                                            MARINE TRANSPORT CORPORATION



                                            By: /s/ Mark L. Filanowski
                                                --------------------------------
                                                   Name:  Mark L. Filanowski
                                                   Title: Senior Vice President

                                                                       EXHIBIT A

                             CONDITIONS TO THE OFFER

                Terms defined in the Agreement of Merger dated as of December 20, 2000 to which this Exhibit A is attached (the "Merger Agreement") have the same meaning when used in this Exhibit A.

                Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, to purchase or to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if:

                (a) there shall not be validly tendered and not properly withdrawn prior to the expiration of the initial offering period for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by one or more of Purchaser, Parent and their respective affiliates, represents a majority of the Shares on a fully diluted basis (the "Minimum Tender Condition"),

                (b) any applicable waiting period under the HSR Act shall not have expired or been terminated, or

                (c) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been filed, pending or issued and shall remain in effect; or

                (d) there shall have been instituted or be pending any action or proceeding by any Governmental Entity

                I. challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer or the Merger or seeking damages that could make the Offer, the Merger or any other transaction contemplated hereby materially more costly to Parent or the Purchaser,

                II. seeking to prohibit or limit materially the ownership or operation by the Purchaser or Parent of all or a material portion of the business or assets of the Company and its Subsidiaries, or to compel the Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company and its Subsidiaries or the Purchaser or Parent, as a result of the Offer or the Merger,

                III. seeking to impose or confirm limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the

                        Shares purchased by it on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated hereby, or

                IV. seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or

                (e) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated hereby, Parent, the Company or any affiliate of Parent or the Company by any Governmental Entity, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (d) above; or

                (f) any change or effect that, individually or in the aggregate, is or is reasonably likely to constitute a Material Adverse Effect shall have occurred following the date of the Merger Agreement; or

                (g) the Company shall have breached or failed to comply with in any material respect any of its representations, warranties, obligations, covenants or agreements under the Merger Agreement; or

                (h) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                (i) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock pursuant thereto; or

                (j) the Board of Directors of the Company shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing, which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments; or

                (k) any Person other than Parent, Purchaser or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the then outstanding Shares.

                The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, except for the Minimum Tender Condition, may be waived by Parent and

Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser.

                The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, the Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares.

                Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

The disclosure letter consisting of the following sections, has been omitted from this Exhibit (d)(1).

Section 2.05 - Directors and Officers

Section 4.01 - Organization and Qualification

Section 4.02 - Capitalization

Section 4.04 - Consents and Approvals; No Violation

Section 4.05 - Reports: Financial Statements

Section 4.06 - Absence of Certain Changes

Section 4.08 - Title to Properties, Encumbrances

Section 4.09 - Real Property

Section 4.10 - Leases of Ships, Ship Charters and Management and Operating
               Agreements

Section 4.13 - Employee Benefit Matters

Section 4.14 - Litigation

Section 4.15 - Tax Matters

Section 4.17 - Environmental Matters

Section 4.18 - Intellectual Property

Section 4.19 - Insurance

Section 4.20 - Material Contracts

Section 4.21 - Related Party Transactions

Section 4.22 - Condition of Assets

Section 4.23 - Vessels

Section 4.25 - Operating Differential Subsidy

Section 4.26 - Disclosure of Potential Cancellations of Contracts

Section 6.01 - Conduct of Business of the Company

Section 6.06 - Employee Matters